QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.2

Life Quotes, Inc.

Balance Sheets

	March 31, 2004	December 31, 2003
	(Unaudited)
Assets
Current assets:
Cash (overdraft)	$148,796	$(61,358)
Accounts receivable	490,121	462,319
Prepaid expenses	—	86,010

Total current assets	638,917	486,971
Property, plant, and equipment—At cost:
Furniture, fixtures and equipment	347,847	346,468
Data processing equipment	238,710	214,713
Software	95,090	93,633

	681,647	654,814
Less: Accumulated depreciation	466,046	431,201

	215,601	223,613

	$854,518	$710,584

Liabilities and stockholder's equity
Current liabilities:
Accounts payable	$9,938	$49,793
Accrued payroll taxes	4,902	36,442
Other current liabilities	105,600	2,962

Total current liabilities	120,440	89,197
Stockholder's equity:
Common stock, $1 par value, 100 shares authorized, issued, and outstanding	100	100
Retained earnings	733,978	621,287

	734,078	621,387
Contingencies (Note 3)

	$854,518	$710,584

See accompanying notes to financial statements.

Life Quotes, Inc.

Statements of Income and Retained Earnings

	Three Months Ended March 31
	2004	2003
	(Unaudited)
Revenues
Commissions	$2,108,856	$2,234,587
Bonuses	935,739	409,269
Other income	60	50

	3,044,655	2,643,906
Expenses
Salaries, wages and benefits	861,467	1,036,845
Selling and marketing	1,107,087	975,000
Other	294,416	461,571

	2,262,970	2,473,416

Net income	781,685	170,490
Retained earnings—Beginning of period	621,287	624,353
Stockholder distributions	(668,994)	(189,378)

Retained earnings—End of period	$733,978	$605,465

See accompanying notes to financial statements

Life Quotes, Inc.

Statements of Cash Flows

	Three months ended March 31
	2004	2003
	(Unaudited)
Operating activities
Net income	$781,685	$170,490
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	34,845	32,609
Changes in assets and liabilities:
Increase in accounts receivable	(27,802)	(33,966)
Decrease in prepaid expenses	86,010	59,900
Decrease in accounts payable	(39,855)	(39,273)
Increase (decrease) in accrued payroll taxes	(31,540)	1,502
Increase in other current liabilities	102,638	269,609

Net cash provided by operating activities	905,981	460,871
Investing activities
Capital expenditures	(26,833)	(38,158)

Net cash used in investing activities	(26,833)	(38,158)
Financing activities
Stockholder distributions	(668,994)	(189,378)

Net cash used in financing activities	(668,994)	(189,378)

Net increase in cash and cash equivalents	210,154	233,335
Cash (overdraft) at beginning of period	(61,358)	36,825

Cash at end of period	$148,796	$270,160

See accompanying notes to financial statements.

Life Quotes, Inc.

Notes to Financial Statements

(Unaudited)

1.    Description of Business

        Life Quotes, Inc. operates as an insurance agency marketing primarily individual term life insurance. The Company generates revenue from commissions and bonuses paid by numerous life insurance companies based on new first year premium and renewal premium in force. During the years ended December 31, 2003 and 2002, approximately 97% of these premiums were underwritten by four insurance companies. The Company conducts its insurance agency business using a combination of commissioned marketing agents, and salaried or hourly support staff. After a short initiation period, marketing agents are paid entirely by commission. The Company generates prospective customer interest through a combination of advertising methods, primarily; radio, print, and through their web site.

2.    Summary of Significant Accounting Policies

Basis of Presentation

        The accompanying unaudited financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments, (consisting of normal recurring accruals), considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004.

        The balance sheet at December 31, 2003 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by GAAP for complete financial statements.

3.    Commitments and Contingencies

        The Company is subject to legal proceedings and claims in the ordinary course of business. The Company is not aware of any legal proceedings or claims that are believed to have a material effect on the Company's financial position.

4.    Subsequent Event

        On May 7, 2004, the Company closed a sale of the majority of the Company's assets and liabilities to Quotesmith.com, Inc., an insurance agency and brokerage. The accompanying financial statements do not reflect any adjustments that may be made in conjunction with the sale.

QuickLinks

Life Quotes, Inc. Balance Sheets
Life Quotes, Inc. Statements of Income and Retained Earnings
Life Quotes, Inc. Statements of Cash Flows
Life Quotes, Inc. Notes to Financial Statements (Unaudited)